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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
IOMEGA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IOMEGA CORPORATION
4435 Eastgate Mall, 3rd Floor
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, May 20, 2003

To the Stockholders of Iomega Corporation:

The 2003 Annual Meeting of Stockholders of Iomega Corporation will be held on Tuesday, May 20, 2003, at the San Diego Marriott Del Mar Hotel, 11966 El Camino Real, San Diego, California 92130. The meeting will begin at 10:00 a.m., local time. At the meeting, stockholders will act on the following matters:

1.
Approval of amendments to Iomega's Certificate of Incorporation and Bylaws eliminating Iomega's classified Board of Directors;

2.
Election of three Class III directors, each for a term of three years, or, in the event the amendments to Iomega's Certificate of Incorporation and Bylaws are approved, election of eight directors for a one-year term;

3.
Approval of the restricted stock provisions of the Company's Management Incentive Plan and the reservation of 1,000,000 shares of common stock for awards thereunder;

4.
Ratification of the selection of Ernst & Young LLP as the Company's independent auditors for fiscal 2003; and

5.
Any other business that may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Your vote is important regardless of the number of shares that you own. Kindly sign, date and return the enclosed proxy card, or follow the instructions provided for voting by phone or via the Internet, if applicable.

By order of the Board of Directors,

Thomas D. Kampfer, Secretary

March 31, 2003
San Diego, California

The meeting will be accessible via webcast through our Internet home page at www.iomega.com. Those people accessing the webcast can view the slides and hear the accompanying audio, but will not be able to ask questions or otherwise participate during the meeting.

In addition to our Proxy Statement and Annual Report mailing, there are other avenues for communication open to you throughout the year, including our Internet home page (www.iomega.com) and our Investor Information Line (1-801-332-3585).

PROXY STATEMENT – 2003 ANNUAL MEETING OF STOCKHOLDERS

        This Proxy Statement contains information about the 2003 Annual Meeting of Stockholders of Iomega Corporation. The meeting is scheduled to be held on Tuesday, May 20, 2003, at 10:00 a.m., local time, at the San Diego Marriott Del Mar Hotel, 11966 El Camino Real, San Diego, California 92130.

        This Proxy Statement is furnished in connection with the solicitation of proxies by Iomega's Board of Directors. Our 2002 Annual Report on Form 10-K was first mailed to stockholders, along with these proxy materials, on or about April xx, 2003.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting accompanying this Proxy Statement. In addition, management will report on Iomega's performance during 2002 and respond to questions from stockholders.

Who can vote?

        In order to vote, you must have been a stockholder of record at the close of business on March 24, 2003 (which is referred to as the "record date"). If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.

        On the record date, there were xxxxxxx shares of Iomega's common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon.

How do I vote?

        Votes may be cast by the following methods:

Voting by Proxy Card.    You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on any of the matters described in this Proxy Statement, your proxy will be voted "FOR" that matter.

Voting by Phone or the Internet.    If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by phone or the Internet. If so, the voting form your nominee sent you will provide phone and Internet voting instructions.

Voting in Person.    If you attend the meeting, you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting. Attendance at the meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the meeting.

Can I change my vote?

        You may change your vote, whether it was given by proxy card, phone or the Internet, by:

  •
  delivering a written revocation to the Secretary of Iomega;

  •
  submitting a subsequently dated proxy, including by phone or the Internet; or

  •
  voting in person at the meeting.

The last vote you submit chronologically (by any means) prior to the closing of the polls at the meeting will supercede your prior vote(s).

What constitutes a quorum?

        In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote.

        Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each item?

Amendments to Certificate of Incorporation and to Bylaws.    The affirmative vote of the holders of at least 80% of the shares of common stock outstanding on the record date is required to approve the amendments to the Certificate of Incorporation and to the Bylaws.

Election of Directors.    The nominees receiving the highest number of votes, whether or not a majority of the total number of votes cast, will be elected.

Other Matters.    The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required to approve the two other matters scheduled to be voted on at the meeting.

How will votes be counted?

        Shares that (1) abstain from voting on a particular matter or (2) are held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote on a particular matter ("broker non-votes") will not be voted in favor of, or considered as votes cast with respect to, that matter. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the amendments to Iomega's Certificate of Incorporation and By-Laws. Abstentions and broker non-votes will have no effect on the outcome of the election of directors or the other proposals scheduled to be considered at the meeting.

Are there other matters to be voted on at the meeting?

        The Board of Directors does not know of any other matters that may come before the meeting. Under Iomega's Bylaws, the deadline for stockholders to notify Iomega of any proposals or director nominations to be presented for action at the Annual Meeting has passed. If any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment.

ITEM ONE – AMENDMENTS TO CERTIFICATE OF INCORPORATION
AND TO BYLAWS ELIMINATING THE CLASSIFIED BOARD OF DIRECTORS

The first agenda item to be voted on are the amendments to Iomega's Certificate of Incorporation and to Iomega's Bylaws eliminating the classified Board of Directors. The Board recommends that you vote FOR this proposal.

        Iomega's Board of Directors is currently divided into three classes, with one class being elected each year and the members of each class elected for three-year terms. The proposed amendments to Iomega's Certificate of Incorporation and Bylaws would eliminate the classified Board of Directors. If this proposal is approved, all directors would serve for a one-year term expiring at the annual meeting held in the year following their election, and all directors would be required to stand for re-election at each annual meeting of stockholders.

        The Board of Directors continuously reviews Iomega's corporate governance provisions, including an annual review of its corporate governance policy, a copy of which is included in the Corporate Governance section of this Proxy Statement. In January 2001, the Board reviewed the classified board provisions that Iomega has had in place since 1997 and determined that it would be in the best interests of Iomega and its stockholders to eliminate the classified Board of Directors and, in its place, to provide for the annual election of the entire Board. This proposal was presented to the stockholders at the 2001 Annual Meeting and stockholders who voted on the proposal overwhelmingly supported it: 131,913,514 shares were voted for the proposal; 2,369,548 shares were voted against; and 1,526,617 shares abstained. However, since brokers and certain other nominees who hold shares on behalf of customers were not permitted to vote those shares unless they received specific instructions from their customers, there were 113,587,525 broker non-votes. As a result, the proposal, which required the affirmative vote of 80% of the outstanding shares, was not approved.

        At a meeting in January 2003, the Board again considered Iomega's classified board and determined that it would be in the best interests of Iomega and its stockholders to eliminate the classified Board and in its place, to provide for the annual election of the entire Board.

        In reaching its determination, the Board took into consideration the following factors:

  •
  the Board's belief that it is desirable, as part of the director nomination process, for the Board to have the opportunity to assess the contributions of all directors annually, and not just of those whose three-year term is scheduled to expire, so that the Board's composition can be appropriately adjusted to address Iomega's evolving needs;

  •
  stockholder perception of classified board provisions, including the fact that classified boards may have the appearance of being self-serving, regardless of the motivation for their adoption and the fact that many stockholders believe annual elections increase the accountability of directors to stockholders; and

  •
  the Board's belief that it is appropriate for stockholders to have the opportunity on an annual basis to vote on the election of all members of the Board of Directors.

        The Board also took into consideration the benefits provided by classified boards, including added continuity in management, facilitation of long-range planning and deterrence against unsolicited takeover proposals that are inadequate or unfair. The Board, however, determined that, at this time, these benefits were outweighed by the other considerations listed above. Therefore, the Board voted to recommend to the stockholders that they approve the amendments contemplated by this proposal.

        Approval of this proposal will constitute approval of (1) an amendment to Iomega's Certificate of Incorporation deleting in its entirety existing Article Eleventh, which contains the provisions authorizing and implementing the classified board, and (2) an amendment of Section 7.3 of Iomega's Bylaws eliminating the current requirement for an 80% vote of the stockholders to amend Sections 2.2, 2.3, 2.4 and 2.13 of Article 2 of Iomega's Bylaws, which are the provisions of the Bylaws implementing the current classified board and related provisions, including the current limitation on the right of stockholders to remove directors without cause. If this proposal is approved by the stockholders, the Board of Directors will adopt new Bylaws providing for the annual election of directors and permitting the removal of directors with or without cause by holders of a majority of the shares then entitled to vote at an election of directors.

ITEM TWO – ELECTION OF DIRECTORS

The second agenda item to be voted on is the election of three Class III Directors or, if the first agenda item is approved, the election of eight Directors. The Board has nominated three people as Class III Directors and eight people as Directors, each of whom is currently serving as a Director of Iomega, and recommends that you vote FOR such nominees.

        The Board of Directors consists of eight directors, three of whom are Class I Directors (with terms expiring at the 2004 Annual Meeting), three of whom are Class II Directors (with terms expiring at the 2005 Annual Meeting) and three of whom are Class III Directors (with terms expiring at the 2003 Annual Meeting).

        If the stockholders approve the proposed amendments to Iomega's Certificate of Incorporation and Bylaws eliminating Iomega's classified Board of Directors, as described in Item One above, the persons named in the enclosed proxy will vote to elect the three nominees for Class III Directors and all of the current Class I and Class II Directors, as directors for terms ending at the 2004 Annual Meeting of Stockholders, unless you withhold authority to vote for any or all of the nominees by marking the proxy to that effect. If the stockholders do not approve the proposed amendments, the persons named in the enclosed proxy will vote to elect the three nominees for Class III Directors as Class III Directors for terms ending at the 2006 Annual Meeting of Stockholders, unless you withhold authority to vote for any or all of the nominees by marking the proxy to that effect. Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

Nominees for Class III Directors

Louis E. Caldera

        Mr. Caldera, 47, was appointed a Director in May 2002. He graduated from the U.S. Military Academy (West Point) with a Bachelor of Science degree in 1978 and received his Juris Doctor degree from Harvard Law School and his MBA from Harvard Business School, both in 1987. Since June 2001, Mr. Caldera has been the Vice Chancellor for University Advancement with the California State University system. This department is responsible for programs, public affairs, external affairs, internal and external communications, and state and federal relations.

        From July 1998 to January 2001, Mr. Caldera served as the Secretary of the Army. In this capacity, he headed the second largest agency in the federal government, with a budget of over $70 billion and a workforce of nearly 1.3 million soldiers and civilians deployed worldwide. He worked with the Clinton Administration, Congress, industry and academia to secure the increased funding necessary to transform the Army into a rapidly deployable information age force through the development of new technologies, weapons systems and operational doctrines. During his stewardship, the Army's marketing and advertising programs were restructured to successfully reverse recruiting shortfalls.

        From September 1997 to June 1998, Mr. Caldera was the managing director and chief operating officer of the Corporation for National and Community Service, a relatively new federal grant-making agency with a budget of over $600 million. He served in the California Legislature from 1992 to 1997 representing the 46th Assembly District (Los Angeles).

        Mr. Caldera currently serves on the Board of Directors of Belo Corporation and Indy Mac Bancorp, Inc., both publicly held companies, and on numerous advisory boards and commissions.

Stephen N. David

        Mr. David, 54, was appointed a Director in May 2002. He received his Bachelor of Science degree in Business Administration from the University of Nebraska in 1970.

        Mr. David has been with Procter & Gamble, a multi-national manufacturer of family, personal and household care products, for more than thirty years, starting as a sales representative in 1970. In 1971, he took a brief leave of absence to serve as a Captain in the U.S. Army Quartermaster Corps. He returned to Procter & Gamble in 1973, and his employment has included many diverse assignments and country postings. In 1982, as Senior Project Manager, Country Services, Mr. David led the deployment of the first personal computers for Procter & Gamble. In 1986, he was named Country Manager, P&G Hellas (Greece) and in 1989, General Manager (Arabian Peninsula). Since his return to the United States in 1992, he has assumed positions with increasing responsibilities. His experience in line management and customer business development combined with his involvement with information technology led to his being named Chief Information Officer and Business-to-Business Officer in July 2000.

        Mr. David is a member of several advisory boards and commissions.

Neal J. Martini

        Mr. Martini, 56, was appointed a Director in July 2002. He received a Bachelor of Science degree in Electrical Engineering from the University of Detroit in 1969 and a Master's degree in Electrical Engineering from the University of Missouri-Rolla in 1971.

        Mr. Martini spent more than 23 years with the Hewlett-Packard Company, a global provider of computer and imaging solutions and services ("HP"). Mr. Martini was most recently Vice President and General Manager of the LaserJet business unit of HP with worldwide responsibility for product development, manufacturing, distribution, marketing and sales for monochrome LaserJet printers, color LaserJet printers and associated supplies. This business unit had $10 billion in revenue and employed more than 2,800 people. Mr. Martini's previous positions with HP included General Manager of the Color LaserJet and Supplies Division located in Boise, Idaho, Manager of the Research and Development Laboratory, San Diego Division, and other leadership positions in research and development. He retired from HP in 2001.

        Mr. Martini is currently an Independent Researcher/Consultant and Private Investor.

Class I Directors

Robert P. Berkowitz

        Mr. Berkowitz, 67, has been a Director since 1983. He graduated from Northeastern University in 1959 with a Bachelor of Science degree in mechanical engineering.

        From 1961 to 1972, Mr. Berkowitz held a variety of management assignments with Computer Control Company and later Honeywell Corporation after it acquired Computer Control in 1964. His last assignment with Honeywell was a plant manager, responsible for the production of its minicomputer systems.

        Mr. Berkowitz resigned from Honeywell in 1972 to participate in forming Prime Computer, a manufacturer and developer of minicomputer systems. From 1972 to 1984, Mr. Berkowitz was vice president of manufacturing for Prime Computer. Specializing in asset management techniques, he installed just-in-time inventory systems, automated production techniques and established offshore production facilities. From approximately 1985 to 1988, Mr. Berkowitz served as president and chief executive officer of Ontologic, a closely held company developing an object-oriented database management software system with a proprietary object language. Also, he served as a Director of New England Digital Corporation, a closely held firm developing direct disc audio recording and post-production systems for the recording industry. During 1991, he was appointed to the board of directors of CimTelligence Systems, a developer of process planning software, and subsequently was appointed its president and chief executive officer, holding that position until March 1992.

        From 1983 to 1990, Mr. Berkowitz wrote a weekly newspaper column devoted to technology and its impact on society. He has also served as a Board member for the Men of the 200, a Catholic charitable organization, for the Framingham Union Hospital, and for the Middlesex Area Chamber of Commerce. Since 1992, Mr. Berkowitz has been a private investor.

        Mr. Berkowitz is a past president of the Framingham Union Development Fund for the 80's, Inc. Mr. Berkowitz served as a board member for the Jewish Family Service of Metrowest located in Framingham, Massachusetts and currently serves as a board member for the New England Aftercare Ministries also located in Framingham, Massachusetts.

David J. Dunn

        Mr. Dunn, 72, has been a Director since 1980. As an enlisted Marine, Mr. Dunn won a competitive appointment to the United States Naval Academy. After graduating in 1955, he rejoined the Marine Corps. He resigned from military service in 1959 to attend Harvard Business School, from which he graduated and received his Master of Business Administration degree in 1961. A "High Distinction" graduate, Mr. Dunn was also selected as a Baker Scholar.

        Mr. Dunn worked as an investment banker at G. H. Walker & Co., New York, New York for one year and subsequently joined J. H. Whitney & Co., a venture capital business, where he worked for eight years, becoming a partner in 1966. He left Whitney to form Idanta Partners Ltd., where he is Managing Partner.

        Mr. Dunn organized Idanta Partners Ltd., a venture capital firm, in 1970. As a venture capitalist, Mr. Dunn has participated in the financing of many companies and served on numerous boards. He provided start-up capital for Storage Technology Corporation and was a director of that company for more than 15 years. Idanta Partners also provided all of the outside start-up capital for Prime Computer, and Mr. Dunn served as Chairman of Prime from its inception for more than 15 years. Mr. Dunn's firm invested all of the outside capital for the start-up of Iomega, and he has been Chairman of the Board of Iomega since its incorporation in 1980. Mr. Dunn also serves as a director of several privately-held companies.

        Mr. Dunn served as President and Chief Executive Officer of Iomega at various times in 1999 and 2000 while searches for a president and chief executive officer were being conducted.

John E. Nolan

        Mr. Nolan, 75, has been a Director since 2001. He graduated from the United States Naval Academy in 1950 and received his Juris Doctor degree from Georgetown University Law Center in 1955.

        In 1950, he was commissioned as a second lieutenant of Marines and was a rifle platoon leader in the First Marines in Korea in 1951. He was discharged as a captain in 1954. After graduating from law school, Mr. Nolan served as a law clerk for Justice Clark, Supreme Court of the United States. In 1956, Mr. Nolan joined the Washington, D.C. law firm of Steptoe & Johnson and is currently a partner in the firm. In 1963 and 1964, he was the Administrative Assistant to Attorney General Robert F. Kennedy and thereafter returned to Steptoe & Johnson.

        In recent years, Mr. Nolan has appeared before the Supreme Court to argue cases ranging from constitutional issues of absolute presidential immunity to questions of punitive damages and preemption under the Federal pension statute ERISA. He has also served as counsel for Chrysler Corporation and Ford Motor Company in major environmental cases, for Alyeska in the Trans-Alaska Pipeline case, and for the New York Stock Exchange.

        Mr. Nolan is currently a mediator and arbitrator of major business disputes. He is on the CPR Panel of Distinguished Neutrals and serves as a mediator for the U.S. Court of Appeals for the D.C. Circuit. He was formerly a Director of Prime Computer, and of Iomega from 1993 to 1999. He has been a Director of Hooper Holmes, Inc. since 1972.

Class II Directors

Werner T. Heid

        Mr. Heid, 44, has been a Director since May 2000, and has served as the President and Chief Executive Officer of Iomega since June 2001. Mr. Heid holds a degree from Humboldt, Konstanz, Germany and a Master of Electrical Engineering degree from the University of Karlsruhe, Germany.

        From June 2000 to June 2001, Mr. Heid was Executive Vice President, Worldwide Sales, Marketing, Product Strategy and Services of InFocus Corporation, a designer and manufacturer of digital multimedia projectors and services. In May 1998, Mr. Heid was appointed President of Proxima Corporation, a wholly owned subsidiary of ASK asa, a developer, manufacturer and marketer of multimedia projection products. ASK and Proxima were acquired by InFocus Corporation in June 2000.

        Prior to joining Proxima, Mr. Heid worked for 12 years at Hewlett Packard Corporation ("HP"), a global provider of computer and imaging solutions and services, where he held a variety of management positions.

Jonathan S. Huberman

        Mr. Huberman, 37, has been a Director since 1999. He graduated from Princeton University with a Bachelor of Science degree in computer science in 1988 and received his Master of Business Administration degree from the Wharton School of Business in 1992. Since 1997, Mr. Huberman has been a general partner of Idanta Partners Ltd., a private venture capital partnership making strategic investments in public and private enterprises primarily in the high technology sector. Prior to joining Idanta Partners in 1995, Mr. Huberman was a case leader with the Boston Consulting Group ("BCG"), a strategy management consulting firm. At BCG, he focused on the high technology and consumer products industries and advised clients on issues such as corporate and business unit strategy, marketing strategy, new product development and reengineering. From 1988 to 1990, he was a marketing manager at Cray Research, Inc.

        Mr. Huberman also serves as a director of several privately-held companies.

STOCK OWNERSHIP INFORMATION

Ownership by Management and Principal Stockholders

        The following table contains information regarding beneficial ownership of Iomega's common stock on March 3, 2003 by each Director, certain executive officers and the holders of more than five percent of Iomega's outstanding common stock known to Iomega. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 3, 2003, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Shares Owned (1)	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent Owner- Ship
Idanta Partners Ltd. 9255 Towne Centre Drive, #925 San Diego, CA 92121	4,231,414	0	4,231,414	7.6%
Greenlight Capital, L.L.C. 420 Lexington Avenue, #1740 New York, NY 10170	3,374,000	0	3,374,000	6.1%
Robert P. Berkowitz	7,380	7,994	14,977	*
Louis E. Caldera	0	0	0	—
Stephen N. David	1,000	0	1,000	*
David J. Dunn (2)	4,765,376	27,996	4,793,273	8.5%
Jonathan S. Huberman (3)	0	10,000	10,000	*
Neal J. Martini	0	0	0	—
John E. Nolan	40,000	4,000	44,000	*
Werner T. Heid	1,701	103,500	105,201	*
Thomas D. Kampfer	0	10,500	10,500	*
Mahmoud E. Mostafa (4)	2,000	25,000	27,000	*
Gregory S. Rhine	0	0	0	—
Barry Zwarenstein	0	21,250	21,250	*
All Directors and executive officers as a group (14 persons) as of March 3, 2003 (5)	4,817,457	217,740	5,035,197	8.9%

*
Less than 1%

(1)
For each person, the "Shares Owned" column may include shares attributable to the person because of that person's voting or investment power or other relationship.

(2)
Consists of 533,962 shares held by a family trust of which Mr. Dunn is trustee, and 4,231,414 shares held by Idanta Partners, with respect to which the family trust is a managing general partner. Mr. Dunn has voting and investment power as to such shares. Excludes 480 shares held by Mr. Dunn's spouse. Mr. Dunn disclaims beneficial ownership of all of the foregoing shares.

(3)
Excludes shares held by Idanta Partners. Mr. Huberman is a general partner of Idanta Partners but is not deemed to own any shares held by Idanta Partners because he does not have sole or shared voting or dispositive power (within their meaning of Rule 13d-3 under the Securities Exchange Act) over such shares.

(4)
Excludes 434.74 units of Iomega common stock of the Iomega Stock Fund under Iomega's Retirement and Investment Savings Plan (401(k)). The ratio of the underlying shares to the units owned varies; at the date of the most recent statement as of December 31, 2002, each unit represented approximately 1.04 shares of Iomega common stock.

(5)
This amount includes shares owned by Idanta Partners.

Section 16(a) Beneficial Ownership Reporting Compliance

        To Iomega's knowledge, and based on a review of reports and written representations submitted to Iomega, all reports regarding beneficial ownership of securities of Iomega required to be filed under Section 16(a) of the Exchange Act for the 2002 fiscal year were timely filed with the Securities and Exchange Commission.

CORPORATE GOVERNANCE

Corporate Governance Policy

        In March 2003, the Board of Directors reaffirmed its corporate governance policy that was originally adopted in 1998. The policy is set forth below. The Board annually reviews the corporate governance policy and expects to further revise the policy during the next year as new laws and NYSE regulations are finalized.

        The purpose of Iomega's corporate governance policy is to ensure that Iomega is managed for the long-term benefit of its stockholders. This policy recognizes that stockholder interests are rarely, if ever, well served by failing to consider the interests of employees and the communities in which the Company operates. It is the Directors' obligation to ensure that this policy becomes part of the fabric of decision-making and operations throughout Iomega.

        We agree with the 1990 Business Roundtable statement of the function of Boards of Directors as follows:

"The Board of Directors has five primary functions:

  •
  Select, regularly evaluate, and, if necessary, replace the Chief Executive Officer. Determine management compensation. Review succession planning.

  •
  Review and, where appropriate, approve the financial objectives, major strategies and plans of the corporation.

  •
  Provide advice and counsel to top management.

  •
  Select and recommend to stockholders for election an appropriate slate of candidates for the Board of Directors. Evaluate Board processes and performance.

  •
  Review the adequacy of systems to comply with all applicable laws/regulations and sound business practices."

In performing these functions, the Board of Directors of Iomega carries out a number of activities including:

  •
  Evaluating the performance of the Chief Executive Officer at least annually at a meeting of non-management directors.

  •
  Evaluating its own performance and the performance of individual Directors on a periodic basis.

  •
  Succession planning and management development are reported on annually by the Chief Executive Officer to the Board. A detailed performance evaluation for each of his subordinates is provided at that time.

  •
  Annually, the Board reviews and approves a three-year strategic plan and a one-year operating plan and budget for Iomega.

  •
  The Board, through its Management Development and Compensation Committee, conducts an annual review of management compensation and incentives. In dealing with incentives, the Board will not approve: i) repricing options (i.e., lowering of option prices) or ii) the utilization of treasury stock to fund stock option plans, without an affirmative vote of the holders of a majority of the shares voting on the issue.

Board Committees

        The Board of Directors has four standing committees: Audit; Ethics and Compliance; Management Development and Compensation; and Nominating and Governance. None of the committee members are employees of Iomega or any of its subsidiaries.

Audit Committee.    The Audit Committee met nine times during 2002. The primary functions of the committee are to recommend the selection of the independent auditors; review the scope and results of the year-end audit with the independent accountants and with management; review non-audit work of the outside auditors and consider its effect, if any, on the independence of Iomega's outside auditors; and review Iomega's internal accounting controls and procedures and the adequacy of staff and management performance. The current members of the Audit Committee are Messrs. Berkowitz (Chairman), Caldera, Huberman and Martini. Each member satisfies the independence requirements contained in the applicable rules of the New York Stock Exchange.

Ethics and Compliance Committee.    The Ethics and Compliance Committee met once during 2002. The primary function of the Committee is to review the policies and programs that are designed to assure Iomega's compliance with legal and ethical standards that affect its role as a responsible corporate citizen, including those related to human resource issues, health and safety and proper business practices. The current members of Ethics and Compliance Committee are Messrs. Caldera (Chairman), Nolan and Martini.

Management Development and Compensation Committee.    The Management Development and Compensation Committee met three times during 2002. The primary functions of the Committee are to perform the annual performance review and recommend the compensation package of the President and CEO to the Board of Directors; approve compensation packages for executive officers and senior level employees; oversee administration of Iomega's stock plans, bonus plans and employee benefit plans; advise on matters related to management development and succession planning; and annually review Iomega's compensation philosophy. The current members of the Management Development and Compensation Committee are Messrs. David (Chairman), Dunn, Huberman and Nolan.

Nominating and Governance Committee.    The Nominating and Governance Committee met twice during 2002. The primary functions of the committee are to review policies and make recommendations to the Board concerning Board composition and size and set necessary qualifications for election to the Board; establish the structure, composition and members of Board committees; review the effectiveness of the Board; recommend nominees for Director; and set Director compensation and benefits. The current members of the Nominating and Governance Committee are Messrs. Dunn (Chairman), Berkowitz and Nolan.

Board Meetings and Attendance

        During 2002, the Board of Directors met six times, either in person or by telephone. Each Director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served with the exception of the newly appointed directors, Messrs. Caldera, David and Martini. Each new Director advised the Board prior to his appointment that he had previous commitments that would prevent him from attending certain of the Board's scheduled meetings. Each new Director attended 67% of the Board meetings, and Mr. David attended 50% of the Management Development and Compensation Committee meetings.

DIRECTOR COMPENSATION

        Iomega's non-employee Directors receive certain fees for their services on the Board of Directors and its committees. In addition, all non-employee Directors are reimbursed for Company-related out-of-pocket expenses. On July 1, 2002, Iomega adjusted Board compensation levels. The Chairman's annual retainer was decreased as compared to the 2001 retainer (at Mr. Dunn's request), while other committee and meeting fees were increased. The following fee schedule is currently in effect:

Annual Retainer:
Chairman of the Board (receives no other committee or meeting fees)	$200,000
Other Non-Employee Directors	$30,000
Committee Fees:
Chairman of the Audit Committee	$50,000
Chairman of the Ethics and Compliance Committee	$15,000
Chairman of the Management Development and Compensation Committee	$25,000
Chairman of the Nominating and Governance Committee	$10,000
Other Members of a Standing Committee (other than the Nominating and Governance Committee)	$7,500
Meeting Fees:
Board Meeting	$3,000
Committee Meeting (Not paid if meeting fees exceed $5,500 for same two-day period)	$2,500
Per Board or Committee Meeting by Teleconference	$750

(There are no meeting fees with respect to the Nominating and Governance Committee.)

Non-employee Directors are eligible to receive options under Iomega's 1995 Director Stock Option Plan ("Director Plan"). Options granted under the Director Plan vest over five years and have an exercise price equal to the fair market value of the common stock on the date of grant. On initial election to the Board, each Director receives an option for 10,000 shares. After the initial option fully vests, the Director is eligible to receive an option for 2,000 shares on each anniversary of the Director's initial election. Instead of the initial or an annual option, Directors can elect to receive a series of monthly options covering, in total, the same number of shares as the single option grant would have covered. Each monthly option in a series will vest such that the total number of shares vested at any time is equal to the number that would have been vested if a single option had been granted. In 2002, Messrs. Caldera, David and Martini each received an initial grant of an option for 10,000 shares. In addition, Messrs. Berkowitz and Dunn were each eligible to receive an annual grant of an option for 2,000 shares. Mr. Dunn elected to receive his options in twelve monthly installments which continue through March 22, 2003. In 2002, options to purchase an aggregate of 34,000 shares were granted to current Directors in 2002 under the Director Plan at prices ranging from $7.73 to $13.075.

EXECUTIVE COMPENSATION

Summary Compensation

        The following table contains information concerning the chief executive officer of Iomega during 2002 and the four most highly compensated executive officers of Iomega during 2002 who were serving as executive officers on December 31 (the "Named Executive Officers"), as required under applicable rules of the SEC.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Shares Underlying Options (2)	All Other Compensation (3)
Werner T. Heid (4) President and Chief Executive Officer	2002 2001	$473,173 246,634	$606,574 446,634	— —	— 200,000	$6,900 15,125
Thomas D. Kampfer (5) Vice President, General Counsel and Secretary	2002 2001	$254,423 101,769	$119,842 48,296	— —	— 42,000	$6,900 —
Mahmoud E. Mostafa (6) Executive Vice President, Operations and R&D	2002 2001	$349,970 80,769	$247,293 206,680	— —	— 100,000	$6,900 —
Gregory S. Rhine (7) Vice President and General Manager, Americas	2002	$125,192	$185,000	—	85,000	—
Barry Zwarenstein (8) Vice President, Finance, and Chief Financial Officer	2002 2001	$329,999 48,029	$197,291 29,815	$80,306 —	— 85,000	$6,900 —

(1)
In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate of such perquisites and other personal benefits did not exceed the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executive Officer for such year.

(2)
Reflects the number of shares covered by options to purchase common stock granted during the year indicated. Iomega has never granted stock appreciation rights.

(3)
For the fiscal year 2002, this column represents Iomega's matching contribution under the Iomega Retirement and Investment Savings Plan.

(4)
Mr. Heid commenced employment in June 2001. He received a guaranteed bonus for 2002 equal to his base salary plus an additional amount earned under his individual performance-based bonus plan.

(5)
Mr. Kampfer commenced employment in July 2001.

(6)
Mr. Mostafa commenced employment in October 2001, and the amount indicated under the "Bonus" column includes $46,016 in compensation that was deferred under Iomega's Nonqualified Deferred Compensation Plan.

(7)
Mr. Rhine commenced employment in July 2002 and received a guaranteed bonus of $85,000 for 2002 together with an initial hiring bonus of $100,000.

(8)
Mr. Zwarenstein commenced employment in October 2001. He is reimbursed for travel expenses to his home in Northern California and for living expenses while he is in San Diego, and the amount indicated under "Other Annual Compensation" includes a gross-up amount for taxes. The amounts indicated in the "Salary" and "Bonus" columns include $10,400 and $17,084, respectively, in compensation that was deferred under Iomega's Nonqualified Deferred Compensation Plan.

Option Grants

        The following table contains information about options granted to the Named Executive Officers during 2002 and the potential realizable value of those options as determined in accordance with SEC rules.

Option Grants in Last Fiscal Year

Individual Grants
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (3)
			Exercise Price Per Share (1)	Expiration Date (2)
					5%	10%
Werner T. Heid	-0-	—	—	—	—	—
Thomas D. Kampfer	-0-	—	—	—	—	—
Mahmoud E. Mostafa	-0-	—	—	—	—	—
Gregory S. Rhine (4)	85,000	43.15%	$11.60	7/23/12	$620,090	$1,571,430
Barry Zwarenstein	-0-	—	—	—	—	—

(1)
Exercise price was equal to the fair market value of the common stock on the date of grant.

(2)
Outstanding options are subject to acceleration or cash out of the value of the outstanding options if such options are not assumed or substituted upon an acquisition event. In addition, in the event of an acquisition event, one-half of the shares subject to the agreement which are not, by their terms then exercisable, become immediately exercisable, with the remaining shares becoming exercisable in accordance with the original vesting schedule, except that all shares will vest two years after the acquisition event or earlier if the optionholder's employment is terminated without cause or if the optionholder terminates employment for good reason. An "acquisition event" is defined as (a) any merger or consolidation which results in the voting securities of Iomega outstanding immediately prior to such event representing less than 50% of the combined voting power of the voting securities of Iomega or the surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of Iomega; or (c) the acquisition of beneficial ownership of securities of Iomega representing 50% or more of the combined voting power of Iomega's then outstanding securities by any person.

(3)
Amounts represent hypothetical gains that could be achieved for the option if exercised at the end of the option term. These gains are disclosed as required under SEC rules and are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date of grant to the date of expiration. Actual gain upon exercise, if any, will depend on the future performance of the common stock, the optionee's continued employment with Iomega and the date on which the option is exercised.

(4)
This option vests in four equal annual installments of 25% each beginning the first anniversary of the grant date.

Option Exercises and Year-End Values

        The following table contains information regarding options exercised by the Named Executive Officers during 2002 and options held by the Named Executive Officers on December 31, 2002.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Shares Underlying Unexercised Options at Fiscal Year-End	Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired On Exercise	Value Realized (2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Werner T. Heid	0	—	103,500/106,500	$101,490/102,510
Thomas D. Kampfer	0	—	10,500/31,500	(3)
Mahmoud E. Mostafa	0	—	25,000/75,000	$41,250/112,750
Gregory S. Rhine	0	—	0/85,000	(3)
Barry Zwarenstein	0	—	21,250/63,750	$19,975/59,925

(1)
Based on the closing price of Iomega's common stock on December 31, 2002 ($7.85 per share), less the total option exercise price.

(2)
Based on the closing price of the common stock on the date of exercise, less the option exercise price.

(3)
This option was out-of-the-money on December 31, 2002.

Employment and Severance Agreements

Employment Agreement with Mr. Heid.    Pursuant to an employment agreement entered into in June 2001, Iomega agreed to pay Mr. Heid an annual base salary of $475,000. Mr. Heid's annual incentive award for 2001 was targeted at 100% of his annual base salary for the balance of the year and at 100% of his annual base salary for 2002, prorated over the period of actual employment during that year. One hundred percent of his bonus for both years was guaranteed. As an inducement to join Iomega and to compensate him for forfeitures he experienced, he received a one-time payment of $200,000. He was also granted an option to purchase 200,000 shares of Iomega common stock. In the event Mr. Heid is terminated without cause, the agreement provides that Iomega will continue to pay his base salary for a period of one year, pay the prorated targeted incentive award for the year in which termination occurs, and continue his benefits for a period which is the earlier of one year or until he accepts other employment. Should Mr. Heid engage in gainful employment during the year following his termination, his post-employment payments will be reduced by fifty percent of the amount he receives from such employment. Notwithstanding his earnings from gainful employment, Iomega is obligated to pay a minimum of six months of Mr. Heid's then base salary plus 50% of his target annual incentive award.

Employment Agreement with Mr. Kampfer.    Pursuant to an employment agreement entered into in June 2001, Iomega agreed to pay Mr. Kampfer an annual base salary of $245,000. Mr. Kampfer's annual incentive award for 2001 was targeted at 45% of his annual salary, with 100% of his bonus pay-out (prorated from date of employment) guaranteed for 2001. He was also granted an option to purchase 42,000 shares of Iomega's common stock. The agreement provides for Iomega to pay Mr. Kampfer severance pay equal to nine months of base salary if his employment is terminated other than for cause.

Employment Agreement with Mr. Mostafa.    Pursuant to an employment agreement entered into in October 2001, Iomega agreed to pay Mr. Mostafa an annual base salary of $350,000. Mr. Mostafa's annual incentive award for 2001 was targeted at 85% of his annual salary, with 100% of his bonus pay-out (prorated from date of employment) guaranteed for 2001. Mr. Mostafa also received a payment of $150,000 to compensate him for forfeitures he experienced in joining the Company, and he was granted an option to purchase 100,000 shares of Iomega's common stock. The agreement provides for Iomega to pay Mr. Mostafa severance pay to include base salary and target bonus for a maximum of twelve months if his employment is terminated other than for cause.

Employment Agreement with Mr. Rhine.    In July 2002, Iomega entered into an employment agreement with Mr. Rhine. Iomega agreed to pay Mr. Rhine an annual base salary of $310,000. Mr. Rhine's annual incentive award for 2002 was targeted at 55% of his annual salary, with a guaranteed bonus payment of $85,000 for 2002. Additionally, he received a $100,000 initial hiring bonus and was granted an option to purchase 85,000 shares of Iomega's common stock; this option will vest in four equal annual increments beginning on the first anniversary of the date of grant. The agreement provides that Iomega will pay Mr. Rhine severance pay equal to nine months of base salary if his employment is terminated other than for cause prior to his relocation to San Diego. He will receive ten months of base salary and his target bonus if he is terminated other than for cause following his relocation, with an increase of one month of base salary and target bonus severance each year on the anniversary of his relocation up to a maximum of twelve months severance. If Mr. Rhine should voluntarily terminate his employment within his first two years with Iomega or if his employment is terminated at any time for other than cause, Iomega will pay his relocation expenses including actual moving costs and home sale and purchase costs.

Employment Agreement with Mr. Zwarenstein.    Pursuant to an employment agreement entered into in October 2001, Iomega agreed to pay Mr. Zwarenstein an annual base salary of $330,000. Mr.Zwarenstein's annual incentive award for 2001 was targeted at 55% of his annual salary, with 100% of his bonus pay-out (prorated from date of employment) guaranteed for 2001. Mr. Zwarenstein was granted an option to purchase 85,000 shares of Iomega's common stock. The agreement provides that Iomega will pay Mr. Zwarenstein severance pay equal to ten months of base salary if his employment is terminated other than for cause prior to his relocation to San Diego and twelve months of base salary if termination occurs following his relocation. In addition, his outstanding stock options will continue to vest for twelve months following his termination.

Change in Control Agreements.    Iomega has Change in Control Agreements with its Named Executive Officers. These agreements are in conjunction with the general severance arrangements described above and are intended to govern in the specific occurrence of a change in control. The agreements were renewed on January 1, 2003 and will continue during each executive's employment until the earlier of (1) 24 months after the change in control date, or (2) the fulfillment of Iomega's obligations to the executive if the executive's employment with Iomega is terminated within 24 months following a change in control. The agreements are not employment contracts and do not specify any terms or conditions of employment. Rather, the agreements provide for certain severance benefits to the executive if, during the 24 months following a change in control of Iomega, the executive's employment is terminated by Iomega other than for cause, or the executive terminates his employment for good reason.

        The terms "change in control", "cause" and "good reason" are each defined in the agreements. Change in control means, in summary: the acquisition by a person or a group of 40% or more of the outstanding stock of Iomega; a change, without Board of Directors approval, of a majority of the Board of Directors; the acquisition of Iomega by means of a reorganization, merger, consolidation or asset sale; or the approval of a liquidation or dissolution of Iomega. Cause means, in summary: the executive's willful and continued failure to substantially perform his reasonable assigned duties, which failure continues after a 30-day cure period; or the executive's willful engagement in illegal conduct or gross misconduct injurious to Iomega. Good reason means, in summary: a diminution in the executive's position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change in control.

        If the executive's employment is terminated by Iomega without cause or by the executive for good reason within 24 months following a change in control, the executive is entitled to receive (1) accrued compensation through the date of termination; (2) monthly payments for 12 months (24 months for Mr. Heid) equal to one-twelfth of the executive's highest base salary and highest bonus target during the three-year period prior to the change in control; (3) a continuation of all employee benefits during the 12-month period (24 months for Mr. Heid) following employment termination; and (4) any other post-termination benefits which the executive is eligible to receive under any plan or program of Iomega. The salary and benefit continuation provisions terminate if the executive becomes engaged in an activity that is competitive with Iomega. The agreements provide that the amount of severance benefits payable to the executive shall be reduced by an amount necessary to avoid triggering the excise tax provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, only if such reduction results in greater net after-tax benefits to the executive.

        Iomega is also generally required to pay, as incurred, all expenses that the executive reasonably incurs as a result of any dispute relating to the agreement.

Compensation Committee Interlocks and Insider Participation

        During 2002, none of the members of the Management Development and Compensation Committee is or was an officer or employee of Iomega. At various times in 1999 and 2000, Mr. Dunn served as Iomega's President and Chief Executive Officer while searches for a president and chief executive officer were being conducted.

STOCK PERFORMANCE GRAPH

        Iomega's common stock has been listed for trading on the New York Stock Exchange under the symbol IOM since November 1996.

        The following graph compares the cumulative total stockholder return on Iomega's common stock for the last five fiscal years with the cumulative total return of (i) the CRSP (Center for Research in Security Prices) Total Returns Index for the New York Stock Exchange Stock Market (U.S. Companies) and (ii) the CRSP Total Returns Index for New York Stock Exchange Stocks – Computer and Office Equipment (U.S. and Foreign).

        This graph assumes the investment of $100 on December 31, 1997 in Iomega's common stock and each of the indices listed above, and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended December 1998, 1999, 2000, 2001 and 2002.

	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02
Iomega Corporation	$100.00	$58.80	$27.10	$26.90	$13.40	$12.60
NYSE Stock Market (U.S. Companies)	$100.00	$119.80	$131.20	$136.40	$126.10	$103.60
NYSE Stocks – Computer and Office Equipment (U.S. and Foreign)	$100.00	$165.60	$241.50	$194.70	$163.30	$109.40

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

        The Management Development and Compensation Committee administers Iomega's executive compensation program, which has historically consisted of a mixture of base salary, cash bonuses and stock option awards. Iomega's executive compensation program is intended to attract and retain executives and to motivate management to achieve or exceed Iomega's objectives, with a particular emphasis on achieving pre-tax net income and revenue objectives.

        The Company's executive compensation program for 2002 featured two principal changes from prior years:

  •
  First, as described below in more detail, cash bonuses were determined on the basis of two six-month payout periods, rather than on an annual basis. This change was made in recognition of the challenging business conditions and objectives facing Iomega's new management team as it sought to implement a major transformation of Iomega's business.

  •
  Second, the role of stock options as a component of Iomega's executive compensation program was significantly limited, with new stock options only being granted to new senior level hires, and no stock option grants being made to existing employees. As a result, during 2002 options covering 232,699 shares of common stock were issued, and the only options granted to an executive officer were those granted to one new hire. This change was one aspect of the Board's overall re-evaluation of the use of stock options. During 2002, the Board also decided to begin expensing stock options effective January 1, 2003.

        The Committee reviews Iomega's compensation philosophy each year and makes adjustments as needed to reflect changing business objectives or market conditions. For 2003, the Company is proposing a new Management Incentive Plan which is intended to replace ongoing, annual stock option grants to existing employees. See "ITEM THREE – APPROVAL OF THE RESTRICTED STOCK PROVISIONS OF THE MANAGEMENT INCENTIVE PLAN" for a description of the new Management Incentive Plan.

Base Salary

        No change was made to the base salary of any executive officer during 2002. This reflects (a) the fact that all of the Company's executive officers commenced employment during 2001 (other than Mr. Rhine who commenced employment in June 2002), at which point their base salaries were targeted at the median market data for companies with comparable annual revenues in high technology industries, and (b) the Committee's prior determination, reached in 1998, to only increase executive base salaries every other year, assuming the absence of market pressures to do otherwise. In January 2003, the Committee voted to maintain existing executive officer base salaries, with the exception of a $15,000 increase for one vice president.

        During 2002, the Committee continued its practice of reviewing survey data from the most current Radford Executive Compensation Report, matching specific executives to the survey job most closely reflecting their current job responsibilities. The Committee believes that while Iomega competes for executive talent with many of the companies included in the indices referred to in the Stock Performance Graph included elsewhere in this Proxy Statement, the Radford Executive Compensation Report provides a better representation of the full range of competitive companies.

        In determining the base salary for each executive officer, numerous subjective factors are also taken into account by the Committee, such as contributions to Iomega's competitive position in the marketplace, individual performance, and the past and expected contribution by each executive officer toward the achievement of Iomega's performance objectives.

Cash Bonuses

        Under Iomega's Incentive Bonus Plan ("IBP"), each participant in the plan is assigned an annual bonus target, which is a percentage of his or her base salary, and each participant has the opportunity to receive a bonus equal to that bonus target multiplied by a payout factor which is determined based on Iomega's achievement of specified objective criteria. Each executive's annual bonus target is determined by the Committee, and the target is generally set forth in the participant's job offer letter. For 2002, Mr. Heid's annual bonus target was 100% of his base salary, an amount established by his June 2001 employment agreement, which is described above. The annual bonus target for the other Named Executive Officers ranged from 45% to 65%.

        The IBP for the first half of 2002 covered 93 management level employees, including each of the Named Executive Officers. For each of the Named Executive Officers, payouts under the plan were based on Iomega's achievement of the following five objective criteria which are listed below together with the weighting such factor had in determining the overall payout:

  •
  Profit before income tax during the first half (50%)

  •
  Revenue during the first half (30%)

  •
  Inventory control objectives (10%)

  •
  Specified sales volumes of network attached storage (NAS) products (5%)

  •
  Specified sales volumes of hard disk drive ("HDD") products (5%)

        In July 2002, the Committee measured Iomega's performance against these five criteria. The profit before income tax and inventory control criteria resulted in payouts of approximately 200%, the revenue and NAS product volume criteria resulted in payouts of approximately 100% and the HDD product volume criteria resulted in no payout. Overall, the payout amount for each of the Named Executive Officers was 155.4% of the target payout, resulting in payments of the following amounts: Mr. Heid ($369,075); Mr. Kampfer ($85,665); Mr. Mostafa ($176,768); Mr. Zwarenstein ($141,026).

        The IBP for the second half of 2002 covered 92 management level employees, including each of the Named Executive Officers. For each of the Named Executive Officers, payouts under the plan were based on Iomega's achievement of the following five objective criteria which are listed below together with the weighting such factor had in determining the overall payout:

  •
  Profit before income tax during the second half (40%)

  •
  Revenue during the second half (35%)

  •
  Specified net revenue from Zip 750 products (10%)

  •
  Specified unit sales of NAS products (7.5%)

  •
  Specified contribution margins from CD-RW and HDD products (7.5%)

        In January 2003, the Committee measured Iomega's performance against these five criteria. The profit before income tax and revenue criteria resulted in payouts of approximately 80% and the remaining criteria resulted in no payouts. Overall, the payout amount for each of the Named Executive Officers (other than Mr. Heid and Mr. Rhine) was 62%, resulting in payments of the following amounts: Mr. Kampfer ($34,178); Mr. Mostafa ($70,525); Mr. Zwarenstein ($52,265). Mr. Heid's payout under the second half of the 2002 IBP, which was guaranteed by his June 2001 employment contract, was $237,500. Mr. Rhine's payout under the second half of the 2002 IBP, which was guaranteed by his July 2002 employment agreement, was $85,000.

        For 2003, the Committee has determined that cash bonuses under the IBP will be paid annually, rather than two six-month payout periods as was the case in 2002. The new Management Incentive Plan is in addition to the IBP, and certain of the Named Executive Officers may receive awards under both plans in 2003.

Compensation of Chief Executive Officer

        The Company's compensation plans are designed to provide incentive and reward for individual achievement and for meeting company goals and breakthrough objectives. As with other officers, the Chief Executive Officer's compensation reflects this "pay for performance" philosophy. The process and factors of determining compensation for the CEO are generally the same as for other Company executives. Base salary and bonus target percentage are subjectively determined, based, in part, on an analysis of data from peer companies reported in industry standard compensation surveys as discussed in the Base Salary section above. Except as otherwise required by a specific contractual obligation in an executive's employment agreement, bonuses are only paid under bonus plans if performance goals set by the Committee are achieved.

        In June 2001, Werner T. Heid was appointed President and Chief Executive Officer of the Company. At the time of his appointment, Mr. Heid was already serving as a Director of Iomega. Pursuant to an employment agreement negotiated with the Company and approved by the full Board of Directors, Mr. Heid's base salary was set at $475,000 per year for the balance of 2001 and for 2002 based on the roughly median market data for companies with similar annual revenues from the 2000 Radford Executive Compensation Report. For 2001 and 2002, Mr. Heid's incentive award was targeted and guaranteed at a minimum of 100% of his annual base salary prorated from his date of hire, or $246,634 in 2001 and $475,000 in 2002. In addition, pursuant to his employment agreement, in June 2001 Mr. Heid was granted an option to purchase 200,000 shares of Iomega stock. Of these shares, one-third vested immediately with the remaining two-thirds vesting in equal portions over a four-year period.

Impact of Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of one million dollars paid to Iomega's chief executive officer and four other most highly-compensated executive officers. Qualified performance-based compensation will not be subject to the deduction limit, if certain requirements are satisfied. There can be no assurance that compensation attributable to stock options granted under the 1997 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). Moreover, because Iomega's cash bonus programs are not operated in a manner designed to qualify as performance-based compensation under Section 162(m), some or all of the payments under this program may not be deductible for federal income tax purposes. The Committee reviews the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).

Stephen N. David (committee member since May 2002; chairman since January 2003)
David J. Dunn (committee member since May 2002)
Jonathan S. Huberman
John E. Nolan (committee member since May 2002,
chairman from May 2002 until January 2003)

ITEM THREE – APPROVAL OF THE RESTRICTED STOCK PROVISIONS OF THE MANAGEMENT INCENTIVE PLAN

The third agenda item to be voted on is the proposal to approve the restricted stock provisions of the Management Incentive Plan and the reservation of 1,000,000 shares of common stock for awards thereunder. The Board recommends that you vote FOR this proposal.

        The Board of Directors has unanimously approved the Management Incentive Plan ("the Plan") and directed that the reservation of shares to be issued as restricted stock awards be submitted to the stockholders for approval at the 2003 Annual Meeting.

Purpose Statement

        Iomega has, in the past, had the practice of making ongoing annual stock option grants to its executives and key employees. In 2002, Iomega's Board of Directors reviewed this practice and formed a special committee to review Iomega's practices and to analyze alternative management incentive plans. The Special Committee presented its recommendations to the Board at a meeting held in October 2002. In January 2003, the Board adopted the Management Incentive Plan.

        The Board determined that the Plan would be implemented in lieu of any further annual stock option grants to executives and senior-level employees, and that the Plan would more closely align the interests of the stockholders and management. In making this determination, the Board took into consideration the following factors:

  •
  the Board's belief that annual stock option grants can significantly dilute the ownership interest of all stockholders;

  •
  the Board's belief that the restricted stock component of the Plan encourages Iomega stock ownership by executives; and

  •
  the Board's belief that incentive programs should be clearly tied to the operational performance of Iomega, and that annual stock option grants, which are tied to the stock price and not to operational metrics, may not provide the proper long-term incentives to management.

        Under the Plan, the aggregate pool for the granting of cash awards and/or restricted stock awards for the year ended December 31, 2002, or the 2003-2005 Plan Period, is estimated to be $4,300,000. As of this time, only the President and CEO's award has been determined. At a meeting of the Management Development and Compensation Committee held in January 2003, an award of 10% of the total pool was granted to Mr. Heid.

Description of the Management Incentive Plan

        The following is a brief summary of the material features of the Plan, a copy of which is attached as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the Plan.

        The purpose of the Plan is to advance the interests of the Iomega's stockholders by enhancing Iomega's ability to attract, retain and motivate management-level employees who are expected to make important contributions to Iomega. To accomplish this purpose, the Plan provides participants with incentive opportunities, payable at the option of the participants, in cash, in restricted shares of common stock of the Company (the "Common Stock"), or a combination of cash and restricted stock, in accordance with the terms and conditions of the Plan. Officers, vice presidents, and any other employee of the Company designated by Iomega's CEO are eligible to receive incentive awards (each, an "Incentive Award") under the Plan. Participants may be granted Incentive Awards for one or more of the Plan's three plan periods (each, a "Plan Period").

        The maximum pool from which Incentive Awards may be made in each Plan Period is calculated as follows:

        (a)    2003-2005 Plan Period.    The maximum pool for the Plan Period covering 2003 through 2005 (the "2003-2005 Plan Period") shall be equal to 7% of Iomega's income before income taxes as reported in Iomega's Form 10-K for the fiscal year ending December 31, 2002 (the "2002 Earnings").

        (b)    2004-2006 Plan Period.    The maximum pool for the Plan Period covering 2004 through 2006 (the "2004-2006 Plan Period") shall be equal to the sum of (i) 5.5% of Iomega's income before income taxes as reported in Iomega's Form 10-K for the fiscal year ending December 31, 2003 (the "2003 Earnings"), and (ii) 10% of the excess, if any, of the 2003 Earnings over the 2002 Earnings.

        (c)    2005-2007 Plan Period.    The maximum pool for the Plan Period covering 2005 through 2007 (the "2005-2007 Plan Period") shall be equal to the sum of (i) 5.5% of Iomega's income before income taxes as reported in Iomega's Form 10-K for the fiscal year ending December 31, 2004 (the "2004 Earnings"), and (ii) 5% of the sum of (x) the excess, if any, of the 2004 Earnings over the 2002 Earnings, and (y) the excess, if any, of the 2004 Earnings over the 2003 Earnings.

        The Compensation Committee may make any adjustments it deems appropriate to the income before income taxes as reported in a Form 10-K in order to reflect any extraordinary or unusual events, in which case the income before income taxes as so adjusted shall be used in determining the maximum pool.

        The participants for each Plan Period and the amount of each participant's Incentive Awards for such Plan Period are determined as follows: (1) The Compensation Committee determines the amount of the CEO's Incentive Award; (2) The CEO, in consultation with the Compensation Committee, determines the amount of each other executive officer's Incentive Award; and (3) The CEO shall select the other participants in the Plan for such Plan Period and shall determine the amount of each other participant's Incentive Award. The aggregate of all of the Incentive Awards granted for a Plan Period may be equal to or less than the maximum pool for such Plan Period.

        The Company shall provide notice to each participant of their selection as a participant and of the amount of their Incentive Award. The Plan provides for an "Election Period" during which each participant must make an irrevocable election as to the form of their Incentive Award. Participants may choose to receive their Incentive Award: (1) entirely in cash; (2) entirely in shares of restricted stock of Iomega; or (3) as a combination of cash and restricted stock, such combination to be designated in 25% increments. If the issuance of restricted stock under the Plan is not approved by the Company's stockholders at the 2003 Annual Meeting, then participants shall not have the option of electing to receive any portion of their Incentive Award in the form of restricted stock, all participants shall be deemed to have elected to receive their Incentive Awards entirely in cash and all Incentive Awards shall be paid in the form of cash.

        If a participant elects to receive restricted stock in payment of all or a portion of his or her Incentive Award (the "Stock Portion"), Iomega shall pay such Stock Portion as follows: If the issuance of restricted stock under the Plan is approved by the Company's stockholders at the 2003 Annual Meeting of Stockholders, the issuance date for the Stock Portion of a participant's Incentive Award for the 2003-2005 Plan Period shall be the first business day following the date of stockholder approval. With respect to the 2004-2006 Plan Period and the 2005-2007 Plan Period, the issuance date for the Stock Portion of a participant's Incentive Award shall be the first business day following the end of the Election Period. The number of shares of restricted stock a participant will receive for the applicable Plan Period shall be equal to the amount of the Stock Portion divided by 75% of the closing price of the Common Stock on the New York Stock Exchange on the last day of the applicable Election Period, rounded down to the nearest whole share.

        Each participant's Incentive Award shall vest as to 50% of the total amount of such Incentive Award on the applicable First Vesting Date indicated in the following table and as to the remaining 50% of the total amount of such Incentive Award on the applicable Second Vesting Date indicated in the following table:

Plan Period	First Vesting Date	Second Vesting Date
2003-2005 Plan Period	January 1, 2004	January 1, 2005
2004-2006 Plan Period	January 1, 2005	January 1, 2006
2005-2007 Plan Period	January 1, 2006	January 1, 2007

        Immediately upon the occurrence of a Change of Control, the then unvested portion of each participant's Incentive Award shall vest in full. "Change of Control" is defined in Section 5(b) of the Plan.

        In the event that a participant's employment with Iomega terminates for any reason, excepting disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or death, prior to the vesting of all or a portion of such participant's Incentive Award, such participant's participation in the Plan shall immediately terminate, the participant shall forfeit the unvested portion of any Incentive Award. Upon the disability of a participant, then the Incentive Award shall vest to the next applicable Vesting Date, and any remaining unvested portion thereafter, restricted stock or cash, shall be forfeited and cancelled immediately. In the event of death of a participant, then the Incentive Award shall immediately vest in full.

        The maximum number of shares of restricted stock that may be awarded under the Plan is 1,000,000 shares of Common Stock. In the event of certain changes in capitalization, the number or class of securities available under the Plan shall be appropriately adjusted by Iomega (or substituted Incentive Awards may be made, if applicable) to the extent the Compensation Committee shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If any shares of restricted stock issued under the Plan are cancelled in whole or in part, the cancelled shares shall again be available for the issuance under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        The Plan is effective as of January 23, 2003 (the "Effective Date"); provided, however, that no shares of restricted stock shall be issued unless and until the Company's stockholders approve the issuance of restricted stock under the Plan at the 2003 Annual Meeting. The Plan shall be administered by the Compensation Committee of the Board. The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time. However, the Board of the Management Development and Compensation Committee may amend the terms of any outstanding Incentive Award under the Plan at any time only if the participant's consent is given. Consent is not required if the Board or the Management Development and Compensation Committee reasonably determines that the action would not materially and adversely affect the participant.

        As of March 3, 2003, approximately 113 persons were eligible to receive awards under the Plan, including Iomega's seven executive officers. The granting of awards under the Plan is discretionary, and Iomega cannot now determine the number or amount of awards to be granted in the future to any particular person or group. As discussed above, the amount of each participant's award for the 2002 fiscal year will be determined based on the discretion of the CEO in consultation with the Management Development and Compensation Committee and, therefore, cannot be calculated. In January 2003, the Management Development and Compensation Committee awarded $430,000 (or 10% of the total pool) to Mr. Heid. The remaining amount available in the pool for awards during 2002 is $3,870,000 payable in cash and/or restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2002, concerning securities authorized for issuance under all equity compensation plans of the Company, excluding the Management Incentive Plan that is subject to stockholder approval pursuant to Item Three above:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in Column (a))
Equity compensation plans approved by security holders	2,441,447		$13.98	2,792,880
Equity compensation plans not approved by security holders	-0-		-0-	-0-
Total:	2,441,447	(1)	$13.98	2,792,880	(2)

(1)
Represents shares of common stock issuable on exercise under the following equity compensation plans: 1987 Stock Option Plan, 1987 Director Option Plan, 1995 Director Stock Option Plan, 1997 Stock Incentive Plan. The 1998 Employee Stock Purchase Plan and the 1998 International Employee Stock Purchase Plan complete their semi-annual issuance of securities on December 31 of each year. Accordingly, there no unissued securities under these Plans to be included in this calculation.

(2)
Represents 399,300 shares remaining for grant under the 1995 Director Stock Option Plan; 2,035,057 shares under the 1997 Stock Incentive Plan; 106,427 shares under the 1998 Employee Stock Purchase Plan; and 252,096 shares under the 1998 International Employee Stock Purchase Plan. There are no shares available for grant under the 1987 Stock Option Plan and the 1987 Director Option Plan. This amount does not include the 1,000,000 shares that would be available under the Management Incentive Plan if Proposal 3 is approved at the 2003 Annual Meeting.

ITEM FOUR – RATIFICATION OF SELECTION OF AUDITORS

The fourth agenda item is the ratification of the selection of Ernst & Young LLP as Iomega's independent auditors for fiscal 2003. The Board of Directors recommends a vote FOR this proposal.

        The Board of Directors has appointed Ernst & Young LLP as Iomega's independent auditors for the 2003 fiscal year.

        In January 2002, the Board, based on the recommendation of the Audit Committee, determined that it would be in the best interest of Iomega and its shareholders to solicit bids from several independent audit firms. In making the decision to evaluate other audit firms, the Board considered the tenure of Arthur Andersen on the account, the possible benefits of having a new audit team to perform this work, the adverse public relations issues surrounding Arthur Andersen at the time, and the relocation of the Company's corporate headquarters from Roy, Utah to San Diego, California. In March 2002, after an extensive evaluation process, and as recommended by the Audit Committee, the Board of Directors appointed Ernst & Young LLP as Iomega's independent auditors for the 2002 fiscal year.

        Arthur Andersen issued unqualified or "clean" opinions for the years ended December 31, 1999, 2000 and 2001. There were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Arthur Anderson's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports. There were no reportable events as defined in Item 304(a)(2)(i) and (ii) of Regulation S-K.

        Iomega provided Arthur Andersen with a copy of the foregoing disclosures. The response of Arthur Andersen stating their agreement to those disclosures was filed as an Exhibit on Form 8-K on March 21, 2002.

        Representatives from Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Audit Fees

        The aggregate fees billed by Ernst & Young LLP and Arthur Andersen LLP for services relating to auditing our annual financial statements and reviewing our interim financial statements during 2002 were $462,152 and $273,016, respectively.

Financial Information Systems Design and Implementation Fees

        Neither Ernst & Young LLP nor Arthur Andersen LLP billed the Company for professional services rendered to the Company and its affiliates for the fiscal year 2002 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

All Other Fees

        The aggregate fees billed by Arthur Andersen LLP for all other professional services during 2002 were $215,675, the majority of which related to foreign and domestic tax activities. The aggregate fees billed by Ernst & Young LLP for all other professional services during 2002 were $105,840 which related to tax activities and other foreign and domestic activities.

        The Audit Committee meets annually with its independent auditors and reviews both audit and non-audit services performed as well as fees charged for such services. The Audit Committee also reviews the annual audit plan and the results of the annual audit. Non-audit services are reviewed by the Audit Committee, which considers, among other things, the anticipated effect, if any, the performance of such services would have on the auditors' independence.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors acts under a written charter (a copy of which is included in this Proxy Statement as Exhibit B) and has reviewed and discussed Iomega's audited financial statements for fiscal 2002 with Iomega's management. The Audit Committee has discussed with Ernst & Young LLP, Iomega's independent auditors for fiscal 2002, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and has discussed with Ernst & Young its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Iomega's Annual Report on Form 10-K for the year ended December 31, 2002.

Robert P. Berkowitz (Chairman) Louis E. Caldera Jonathan S. Huberman Neal J. Martini

ADDITIONAL INFORMATION

Multiple Stockholders Sharing the Same Address

        To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC's new "householding" rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (801) 332-3585 or by writing to Iomega Corporation, Attn: Investor Relations, 1801 West 4000 South, Roy, UT 84067. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (801) 332-3585 or writing to Investor Relations at the address given above.

Solicitation Expenses

        Iomega will bear all costs of the solicitation of proxies on behalf of the Board of Directors. In addition to solicitations by mail, Iomega's directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. Iomega reserves the right to retain other outside agencies for the purpose of soliciting proxies. Iomega will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, Iomega will reimburse them for their out-of-pocket expenses in this regard.

Director Nominations

        Subject to the advance notice provision of Iomega's Bylaws, as described below, the Nominating and Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for Director should submit such recommendations to the Secretary of Iomega at Iomega's principal offices.

Stockholder Proposals for 2004 Annual Meeting

        Any proposal that a stockholder wishes considered for inclusion in Iomega's proxy material for the 2004 Annual Meeting of Stockholders must be received by Iomega's Secretary at our principal offices not later than December 2, 2003.

Advance Notice Procedures

        Iomega's Bylaws require stockholders to give advance notice of any stockholder nominations of Directors and of any other matter stockholders wish to present for action at an Annual Meeting of stockholders (other than matters to be included in our Proxy Statement, which are discussed in the previous paragraph). The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of the most recent Annual Meeting. Assuming that Iomega's 2004 Annual Meeting of Stockholders is held on or after April 30, 2004 and on or before July 29, 2004 (as we currently anticipate), the Bylaws would require notice to be provided to Iomega's Secretary at Iomega's principal offices no earlier than February 20, 2004 and no later than March 11, 2004. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 Annual Meeting, the proxies designated by the Board of Directors of Iomega will have discretionary authority to vote on any such proposal that may come before the meeting.

Annual Report on Form 10-K

        A copy of Iomega's Annual Report on Form 10-K for the year ended December 31, 2002 is being mailed to all stockholders together with this Proxy Statement. Additional copies of the Annual Report on Form 10-K are available, without charge, upon written request to: Iomega Corporation, Attn: Investor Relations, 1821 West 4000 South, Roy, Utah 84067.

By order of the Board of Directors,

Thomas D. Kampfer Secretary

Exhibit A

IOMEGA CORPORATION

MANAGEMENT INCENTIVE PLAN
(As adopted by the Board of Directors on 1/23/03)

        1.    Purpose. The purpose of the Management Incentive Plan (the "Plan") of Iomega Corporation, a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate management-level employees who are expected to make important contributions to the Company. To accomplish this purpose, the Plan provides participants with incentive opportunities, payable at the option of the participants, in cash, in restricted shares of common stock, $.03 1/3 par value per share, of the Company (the "Common Stock"), or a combination of cash and restricted stock, in accordance with the terms and conditions of this Plan.

        2.    Eligibility. The following employees of the Company and its subsidiaries are eligible to receive incentive awards (each, an "Incentive Award") under the Plan: officers, vice presidents, and any other employee of the Company in salary grade 3C or above as designated by the Company's Chief Executive Officer ("CEO"). Each employee who receives an Incentive Award under the Plan is referred to as a "participant." Participants may be granted Incentive Awards for one or more of the Plan's three plan periods (each, a "Plan Period").

        3.    Calculation of the Maximum Incentive Pool for Each Plan Period. The maximum pool from which Incentive Awards may be made in each Plan Period shall be calculated as follows:

          (a)  2003-2005 Plan Period. The maximum pool for the Plan Period covering 2003 through 2005 (the "2003-2005 Plan Period") shall be equal to 7% of the Company's income before income taxes as reported in the Company's Form 10-K for the fiscal year ending December 31, 2002 (the "2002 Earnings").

          (b)  2004-2006 Plan Period. The maximum pool for the Plan Period covering 2004 through 2006 (the "2004-2006 Plan Period") shall be equal to the sum of (i) 5.5% of the Company's income before income taxes as reported in the Company's Form 10-K for the fiscal year ending December 31, 2003 (the "2003 Earnings"), and (ii) 10% of the excess, if any, of the 2003 Earnings over the 2002 Earnings.

          (c)  2005-2007 Plan Period. The maximum pool for the Plan Period covering 2005 through 2007 (the "2005-2007 Plan Period") shall be equal to the sum of (i) 5.5% of the Company's income before income taxes as reported in the Company's Form 10-K for the fiscal year ending December 31, 2004 (the "2004 Earnings"), and (ii) 5% of the sum of (x) the excess, if any, of the 2004 Earnings over the 2002 Earnings, and (y) the excess, if any, of the 2004 Earnings over the 2003 Earnings.

          (d)  Adjustments. The Compensation Committee may make any adjustments it deems appropriate to the income before income taxes as reported in a Form 10-K in order to reflect any extraordinary or unusual events, in which case the income before income taxes as so adjusted shall be used in determining the maximum pool.

        4.    Operation of the Plan.

          (a)  Initial Grant of Incentive Awards at Beginning of Plan Period. The participants for each Plan Period and the amount of each participant's Incentive Awards for such Plan Period shall be determined as follows:

              (i)  CEO. The Compensation Committee shall determine the amount of the CEO's Incentive Award.

            (ii)  Other Executive Officers. The CEO, in consultation with the Compensation Committee, shall determine the amount of each other executive officer's Incentive Award.

          (iii)  Other Participants. The CEO shall select the other participants in the Plan for such Plan Period and shall determine the amount of each other participant's Incentive Award.

        The aggregate of all of the Incentive Awards granted for a Plan Period may be equal to or less than the maximum pool for such Plan Period (as such maximum is determined in accordance with Section 3 of the Plan). All decisions by the CEO and Compensation Committee with respect to the aggregate pool and allocation of the pool shall be made in their sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan.

        The Company shall provide notice to each participant of their selection as a participant and of the amount of their Incentive Award. The Company, at its sole option, may provide notice of an Incentive Award to a participant at a time after the public announcement of earnings but before the Company's filing of its Form 10-K. In the event it does so, the Company shall have the absolute right to adjust any Incentive Award amounts and the maximum pool to reflect any change in the final, audited income before income taxes as reported in the applicable Form 10-K.

          (b)  Participant Elections. No later than ten business days after participants are notified of the amount of their Incentive Awards (the "Election Period"), each participant must make an irrevocable election as to the form in which he or she wishes to receive his or her Incentive Award. Participants may choose to receive their Incentive Award: (1) entirely in cash; (2) entirely in shares of restricted stock of the Company; or (3) as a combination of cash and restricted stock, such combination to be designated in 25% increments. If a participant fails to make an election by the end of the Election Period, such participant shall be deemed to have elected to receive his or her Incentive Award 50% in cash and 50% as restricted stock. If the issuance of restricted stock under the Plan is not approved by the Company's stockholders at the 2003 Annual Meeting, then participants shall not have the option of electing to receive any portion of their Incentive Award in the form of restricted stock, all participants shall be deemed to have elected to receive their Incentive Awards entirely in cash and all Incentive Awards shall be paid in the form of cash. If the issuance of restricted stock under the Plan is approved by the Company's stockholders at the 2003 Annual Meeting, but the pool of restricted shares is subsequently fully consumed under the Plan, then the Compensation Committee may allocate any remaining restricted shares for election by participants as it deems appropriate.

          (c)  Payment in Cash. If a participant elects (or is deemed to have elected) to receive cash in payment of all or a portion of his or her Incentive Award (the "Cash Portion"), the Company shall pay such Cash Portion to the participant as soon as practicable following the date on which such Cash Portion vests in accordance with Section 5 of the Plan. Such payments shall be made whether or not the issuance of restricted stock under the Plan is approved by the Company's stockholders at the 2003 Annual Meeting.

          (d)  Payment in Restricted Stock. If a participant elects to receive restricted stock in payment of all or a portion of his or her Incentive Award (the "Stock Portion"), the Company shall pay such Stock Portion as follows:

              (i)  2003-2005 Plan Period. If the issuance of restricted stock under the Plan is approved by the Company's stockholders at the 2003 Annual Meeting of Stockholders, the issuance date for the Stock Portion of a participant's Incentive Award for the 2003-2005 Plan Period shall be the first business day following the date of stockholder approval. The number of shares of restricted stock a participant will receive for the 2003-2005 Plan Period shall be equal to the amount of the Stock Portion divided by 75% of the closing price of the Common Stock on the New York Stock Exchange on the last day of the Election Period for the 2003-2005 Plan Period, rounded down to the nearest whole share.

            (ii)  Other Plan Periods. With respect to the 2004-2006 Plan Period and the 2005-2007 Plan Period, the issuance date for the Stock Portion of a participant's Incentive Award shall be the first business day following the end of the Election Period. The number of shares of restricted stock a participant will receive for the 2004-2006 Plan Period and the 2005-2007 Plan Period shall be equal to the amount of the Stock Portion divided by 75% of the closing price of the Common Stock on the New York Stock Exchange on the last day of the Election Period for the applicable Plan Period, rounded down to the nearest whole share.

          (iii)  Terms and Conditions of Restricted Stock. The terms and conditions of the restricted stock shall be as set forth in the form of Restricted Stock Agreement attached hereto as Exhibit A. As soon as practicable following the determination of the number of shares of restricted stock to be issued to a participant, the Company shall issue such shares of restricted stock in the name of the participant by book entry registration in lieu of issuing stock certificates. At the expiration of each applicable vesting period, the Company shall deliver a stock certificate to the participant with respect to those shares that are no longer subject to the Company's right to cancellation. The Company shall not be obligated to deliver any shares of Common Stock in the name of the participant pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Plan and the Incentive Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange rules and regulations, (iii) the participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations and (iv) the participant has made adequate arrangements for withholding in accordance with Section 7.

        5.    Vesting of Incentive Awards.

          (a)  Scheduled Vesting. Each participant's Incentive Award shall vest as to 50% of the total amount of such Incentive Award (pro rata for the Cash Portion and Stock Portion) on the applicable First Vesting Date indicated in the following table and as to the remaining 50% of the total amount of such Incentive Award (pro rata for the Cash Portion and Stock Portion) on the applicable Second Vesting Date indicated in the following table:

Plan Period	First Vesting Date	Second Vesting Date
2003-2005 Plan Period	January 1, 2004	January 1, 2005
2004-2006 Plan Period	January 1, 2005	January 1, 2006
2005-2007 Plan Period	January 1, 2006	January 1, 2007

          (b)  Acceleration of Vesting upon a Change of Control. Immediately upon the occurrence of a Change of Control, the then unvested portion of each participant's Incentive Award shall vest in full. "Change of Control" shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

          (c)  Discretionary Acceleration of Vesting. The Board or the Compensation Committee may at any time provide that any Incentive Award shall become immediately vested in full or in part.

          (d)  Effect of Termination of Employment. In the event that a participant's employment with the Company terminates for any reason or no reason, with or without cause, excepting disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or death, prior to the vesting of all or a portion of such participant's Incentive Award, such participant's participation in the Plan shall immediately terminate, the participant shall forfeit the unvested portion of any restricted stock issued (or scheduled to be issued) under the Plan and the Company or any successor thereto shall not be obligated to pay the participant any unvested Cash Portion. Upon the disability of a participant, then the Incentive Award shall vest to the next applicable Vesting Date, and any remaining unvested portion thereafter, restricted stock or cash, shall be forfeited and cancelled immediately. In the event of death of a participant, then the Incentive Award shall immediately vest in full.

        6.    Administration and Delegation. The Plan shall be administered by the Compensation Committee of the Board. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Incentive Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to the authority delegated by the Compensation Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

        7.    Withholding. Each participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Incentive Awards awarded to such participant no later than the date of the event creating the tax liability. Except as otherwise provided in an Incentive Award, when the Common Stock is registered under the Exchange Act, participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Stock Portion of an Incentive Award creating the tax obligation, valued at their fair market value as determined by (or in a manner approved by) the Compensation Committee in good faith; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a participant.

        8.    Number of Shares. Subject to adjustment pursuant to this Section 8, the maximum number of shares of restricted stock that may be awarded under this Plan is 1,000,000 shares of Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, the number or class of securities available under the Plan shall be appropriately adjusted by the Company (or substituted Incentive Awards may be made, if applicable) to the extent the Compensation Committee shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If any shares of restricted stock issued under the Plan are cancelled in whole or in part, the cancelled shares shall again be available for the issuance under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        9.    Miscellaneous.

          (a)  Effective Date; Term. The Plan shall be effective as of January 23, 2003 (the "Effective Date"), the date on which the Company's Board of Directors (the "Board") approved the Plan; provided, however, that no shares of restricted stock shall be issued unless and until the Company's stockholders approve the issuance of restricted stock under the Plan at the 2003 Annual Meeting. Unless otherwise terminated earlier by the Board in accordance with Section 9(h) hereof, the Plan shall terminate upon the final payment of all amounts owed to each participant who has satisfied the conditions set forth in the Plan and such participant's Incentive Award.

          (b)  Employment with Subsidiaries. For purposes of this Plan, employment with the Company shall include employment with a subsidiary of the Company.

          (c)  No Right to Employment or Other Status. No person shall have any claim or right to be awarded an Incentive Award, and the award of an Incentive Award shall not be construed as giving a participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a participant free from liability or claim under the Plan.

          (d)  No Rights as Stockholder. No participant shall have any rights as a stockholder with respect to any Common Stock awarded under the Plan until becoming the record holder of such shares.

          (e)  Effect on Other Benefits. Any payments made pursuant to the Plan shall not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company (each, an "Existing Plan") unless expressly provided for in such Existing Plan. This Plan does not in any way replace or alter any Existing Plans.

          (f)  Non-Exclusive. Adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable.

          (g)  Severability. If any provision of this Plan shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

          (h)  Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time but any such action with respect to outstanding Incentive Awards shall be pursuant to the following sentence. With respect to outstanding Incentive Awards, the Board or the Compensation Committee may amend the terms of an outstanding Incentive Award at any time, provided that a participant's consent to such action shall be required unless the Board or the Compensation Committee reasonably determines that the action, taking into account any related action, would not materially and adversely affect the participant.

          (i)    Governing Law. The provisions of the Plan and all Incentive Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

          (j)    No Assignment or Transfer. No participant shall have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber his or her interest under the Plan; nor shall such interest be subject to seizure for the payment of a participant's debts, judgments, alimony or separate maintenance or be transferable by operation of law in the event of a participant's bankruptcy, insolvency, divorce or separation. The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

          (k)  Documentation. Each Incentive Award shall be evidenced in such form (written, electronic or otherwise) as the Compensation Committee shall determine. Such written instrument, if any, may be in the form of an agreement signed by the Company and the participant or a written confirming memorandum to the participant from the Company.

          (l)    Discretion of Compensation Committee and CEO. Except as otherwise provided in the Plan, each Incentive Award may be made alone or in relation to any other Incentive Award. The terms of each Incentive Award need not be identical, and the Compensation Committee and the CEO need not treat participants uniformly.

Exhibit B

IOMEGA CORPORATION

AUDIT COMMITTEE CHARTER
(Adopted by the Board of Directors as of May 14, 2002)

I.
Introduction/Purpose

        The Audit Committee shall assist the Board of Directors in fulfilling the Board's responsibilities to shareholders concerning the Company's accounting and reporting practices.

        The functions of the Audit Committee are intended to promote:

  •
  adequate and effective controls and policies to protect the integrity of the Company's financial reporting; and

  •
  books and records that, in reasonable detail, accurately and fairly reflect the Company's financial transactions and the disposition of its assets.

        The Audit Committee shall facilitate open communication between the Audit Committee, board of directors, outside auditors, internal auditors, and management. The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company's management, the internal auditors and the outside auditor, in accordance with its business judgment.

II.
Membership

A.
Number. The Audit Committee shall consist of at least three independent, financially literate members of the board of directors meeting the requirements set forth in Sections II.B. and II.C. below.

B.
Independence. Each member of the Audit Committee shall be "independent" as determined in accordance with the applicable rules of the New York Stock Exchange.

    Under exceptional and limited circumstances, one director who is not a Company employee, or who is an immediate family member of a former executive officer of the Company or its affiliates but who is not considered independent under the NYSE's standards due to a three-year restriction period, may serve on the Audit Committee if the board of directors determines in its business judgment that the director's membership on the Audit Committee is required by the best interests of the Company and its shareholders, and the Company discloses in the next annual proxy statement after such determination the nature of the relationship and the reasons for the determination.

  C.
  Financial Literacy. Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Company's board of directors in their business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. One member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

  D.
  Chairman. Unless a Chairman is elected by the board of directors, the Audit Committee shall elect a Chairman by majority vote.

III.
Responsibilities of the Audit Committee

        The responsibilities set forth herein do not reflect or create any duty or obligation of the Audit Committee to plan, conduct, oversee or determine the appropriate scope of any audit, or to determine that the Company's financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law. In exercising its business judgment, the Audit Committee may rely on the information and advice provided by the Company's management and/or its outside auditor.

  A.
  The Audit Committee shall review and reassess the adequacy of this charter at least annually.

  B.
  The outside auditor shall be accountable to the Audit Committee and the board of directors, which together shall have the ultimate authority and responsibility to nominate the outside auditor to be proposed for shareholder approval in any proxy statement, and to select, evaluate, and (where appropriate) replace the outside auditor. In connection with the selection of the Company's outside auditor, the Audit Committee shall:

  1.
  Review the firm's qualifications and the experience of its professional staff.

  2.
  Review the auditor's independence, efficiency and compatibility with management.

  3.
  Monitor and approve fees.

  4.
  Review the performance of the auditors.

  C.
  The Audit Committee shall discuss with the outside auditor the overall plan and scope of the annual audit. This may include, as deemed appropriate:

  1.
  The Company's financial reporting requirements and schedule.

  2.
  Relationship between internal accounting controls and audit scope.

  3.
  Compliance with generally accepted accounting principles, applied on a consistent basis with prior periods.

  4.
  Changes in the Company's organization or operations which affect the scope of the audit.

  5.
  Extent to which non-partner professional personnel are used.

  6.
  Potential problems which may result in an opinion by the auditors that is not unqualified.

  7.
  Accounting principles for new transactions and auditor's evaluation.

  D.
  The Audit Committee shall review all non-audit services provided by the Company's outside auditor, including tax preparation and management advisory services, to assess whether such services impair the independence of the independent auditors and to supervise the scope and charges for such services. The Audit Committee shall ensure that they receive from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company. The Audit Committee shall engage in an active dialogue with the outside auditor concerning any disclosed relationships or non-audit services that might impact the objectivity and independence of the auditor. The Audit Committee shall take, or recommend that the full board of directors take, appropriate action in response to the written statement and dialogue to satisfy itself of the outside auditor's independence.

  E.
  The Audit Committee shall review and discuss with the Company's management and outside auditors the Company's audited financial statements.

  F.
  The Audit Committee shall discuss with the outside auditor the matters about which Statement on Auditing Standards No. 61 requires discussion.

  G.
  Based upon its discharge of its responsibilities set forth in Sections III.D. through III.F. and any other information, discussion or communication that the Audit Committee in its business judgment deems relevant, the Audit Committee shall consider whether they shall recommend to the board of directors that the Company's audited financial statements be included in the Company's annual reports on Form 10-K.

  H.
  The Audit Committee shall discuss with management its program of accounting policies and internal controls and management's proposals concerning correction of any weakness which may be discovered by internal or external auditors. The Audit Committee shall review the internal auditor's and outside auditor's control recommendations and management's plan to correct deficiencies in the controls.

  I.
  The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual or special meeting of security holders at which directors are to be elected, the report described in Item 306 of Regulation S-K.

  J.
  The Audit Committee shall at least annually inform the outside auditor, the Chief Financial Officer, the Controller and the Director of Internal Audit that they should promptly contact the Audit Committee or its Chairman about any significant issue or disagreement concerning the Company's accounting practices or financial statements that is not resolved to their satisfaction. Where such communications are made to the Chairman, he or she shall confer with the outside auditor concerning any such communications, and shall notify the other members of the Audit Committee of any communications which the outside auditor or the Chairman in the exercise of his or her business judgment believes should be considered by the Audit Committee prior to its next scheduled meeting.

  K.
  The Audit Committee shall direct the outside auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information, and to discuss promptly with the Chairman of the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor's review of interim financial information which are required to be discussed by Statement on Auditing Standards No. 61. The Chairman of the Audit Committee shall discuss any such matters with the outside auditor, and shall notify the other members of the Audit Committee of any discussions which the outside auditor or the Chairman in the exercise of his or her business judgment believes should be considered by the Audit Committee. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose or file interim financial information prior to completion of review by the outside auditor.

  L.
  The Audit Committee shall, after each change in the composition of the Audit Committee, and otherwise annually, request that the board of directors instruct the Company to prepare and provide to the Exchange written confirmation of: (i) any determination by the board of directors concerning the independence of the Audit Committee members; (ii) the financial literacy of the Audit Committee members; (iii) the determination by the board of directors that at least one member of the Audit Committee has accounting or related management experience; and (iv) the Audit Committee's annual review of this Charter.

  M.
  The Audit Committee shall select the Company's director of internal audit and review and approve the Internal Audit annual audit plan, budget and staffing.

IV.
Procedures

A.
The Audit Committee shall establish its own schedules for meetings and specific requirements for management reporting to the Audit Committee.

B.
The Audit Committee shall make a report to the full Board at each regularly scheduled Board meeting.

C.
Members of the Audit Committee shall be entitled to receive reimbursement for any travel expenses incurred on behalf of the Company and to a fee for attendance at meetings of the Audit Committee.

D.
The Audit Committee shall meet periodically with the Company's independent outside auditors, Chief Financial Officer, Corporate Controller, General Counsel, Chief Executive Officer and Treasurer. The Audit Committee shall meet privately at least once per year with: (i) the outside auditor; (ii) the Chief Financial Officer; (iii) the Controller; and (iv) the Director of Internal Audit.

E.
In fulfilling its responsibilities, the Audit Committee shall have direct and unrestricted access to all employees (management and non-management), records, agreements, facilities and activities of the Company, the Company's independent auditors and the Company's internal auditors.

F.
Management of the Company shall direct all employees to cooperate as requested by the members of the Audit Committee.

G.
The Audit Committee shall have the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist in the full performance of its functions and to conduct or authorize investigations into any matters within the scope of its responsibilities.

****

PROXY	IOMEGA CORPORATION	PROXY

Proxy for the Annual Meeting of Stockholders to be held on May 20, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IOMEGA

        The undersigned, revoking all prior proxies, hereby appoint(s) Werner T. Heid, Thomas D. Kampfer, and Barry Zwarenstein and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Iomega Corporation that the undersigned would be entitled to vote if personally present at Iomega's 2003 Annual Meeting of Stockholders to be held at the San Diego Marriott Del Mar Hotel located at 11966 El Camino Real, San Diego, California 92130 on Tuesday, May 20, 2003, at 10:00 a.m., local time, and at any adjournment thereof.

(Continued And To Be Signed On The Other Side)

/X/
Please mark your vote as in this example.

		FOR	AGAINST	ABSTAIN
1.	To approve amendments to Iomega's Certificate of Incorporation and Bylaws eliminating Iomega's classified Board of Directors	/ /	/ /	/ /

		FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees
2.
	To elect the three Class III Directors listed at right as Class III nominees, or in the event the amendments to Iomega's Certificate of Incorporation and Bylaws (Item 1 above) are approved, to elect the eight directors listed at right as directors (except as marked below):	/ /	/ /	Class III Nominees: Louis E. Caldera Stephen N. David Neal J. Martini	Continuing Directors: Robert P. Berkowitz David J. Dunn Werner T. Heid Jonathan S. Huberman John E. Nolan
	For all nominees except the following: (to withhold authority to vote for one or more nominees, write the nominee's names below:	/ /

		FOR	AGAINST	ABSTAIN
3.	To approve the restricted stock provisions of the Management Incentive Plan and the reservation of 1,000,000 shares of common stock for awards thereunder	/ /	/ /	/ /

		FOR	AGAINST	ABSTAIN
4.	To ratify the selection of Ernst & Young LLP as Iomega's independent auditors for the current fiscal year	/ /	/ /	/ /

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1 through 4. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

SIGNATURE:	DATE	, 2003	SIGNATURE:	DATE	, 2003

NOTE: Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, sign by authorized person.

QuickLinks

PROXY STATEMENT – 2003 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE MEETING
ITEM ONE – AMENDMENTS TO CERTIFICATE OF INCORPORATION AND TO BYLAWS ELIMINATING THE CLASSIFIED BOARD OF DIRECTORS
ITEM TWO – ELECTION OF DIRECTORS
STOCK OWNERSHIP INFORMATION
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
ITEM THREE – APPROVAL OF THE RESTRICTED STOCK PROVISIONS OF THE MANAGEMENT INCENTIVE PLAN
EQUITY COMPENSATION PLAN INFORMATION
ITEM FOUR – RATIFICATION OF SELECTION OF AUDITORS
AUDIT COMMITTEE REPORT
ADDITIONAL INFORMATION
  Exhibit A
  Exhibit B